Exhibit 99.1

SRM Launches TRON Treasury Strategy with $100,000,000 Equity Investment

Justin Sun - Founder of TRON Blockchain Signs Advisory Agreement with SRM

Winter Park, Florida, June 16, 2025 — SRM Entertainment, Inc. (Nasdaq: SRM) (“SRM” or the “Company”), announced today that it has entered into a Securities Purchase Agreement (“SPA”) with a private investor for a $100,000,000 equity investment that will be used by SRM to initiate a TRON Token (“TRX”) Treasury Strategy. Along with the strategic investment - Justin Sun, founder of TRON blockchain, has been named as an advisor to the Company.

Pursuant to the terms and conditions of the SPA, the Company will issue an aggregate of 100,000 shares of its Series B Convertible Preferred Stock, convertible into a total of 200 million shares of common stock at a conversion price of $0.50 per share, and 220 million warrants, to acquire up to an aggregate of 220 million shares of common stock at an exercise price of $0.50 per share (the “Offering”). In addition, the Company plans to change its name to Tron Inc.

Dominari Securities LLC is acting as the exclusive placement agent for the Offering.

The strategic investment, valued at $210,000,000 upon full exercise of the warrants, enables SRM to build a substantial TRON Treasury Strategy. This transaction aligns with the Company’s vision of creating long-term value for shareholders by capitalizing on the global adoption of blockchain and digital innovation. As a part of its TRON Treasury Strategy, the Company intends to implement a dividend policy upon the successful implementation of the TRX staking program.

“Stablecoins and blockchain are revolutionizing global payments, enabling faster, cheaper, and more transparent transactions. With over 310 million international user accounts and average daily transactions YTD exceeding $20 billion, TRON strives to be the protocol of choice for onchain settlement serving the mass populations worldwide”, said Justin Sun, founder of TRON blockchain.

“As blockchain technology gains wider adoption globally, TRON has become the industry leader for cross border settlement in US dollar stablecoin. We are excited to invest into the future of the world’s next generation financial infrastructure,” said Rich Miller, Chief Executive Officer of SRM.

The securities being offered and sold by the Company in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions.

About TRON blockchain

Founded in 2017, TRON is a decentralized blockchain that supports smart contracts and decentralized applications, with lower fees and faster transaction time than other leading blockchains such as Bitcoin and Ethereum. It has since become one of the world’s most popular Layer-1 Protocols, hosting approximately 78.7 billion in US dollar stablecoins as of June 15, 2025.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s possible name change, the possible exercise of warrants issued in the Offering, and the Company’s plans to implement a dividend policy. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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